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INTERNAL REVENUE SERVICE                          DEPARTMENT OF TREASURY

Index Number:  368.05-00                          Washington, DC 20224

Joseph Potts, III                                 Person to Contact:
Stevens & Lee                                     WILLIAM F. BARRY, IV
One Penn Square                                   Telephone Number:
P.O. Box 1594                                     202-622-7770
Lancaster, PA 17608-1594                          Refer Reply To:
                                                  CC:DOM:CORP:B2:PLR-121096-97
                                                  Date:
Jeffrey P. Waldron                                September 24, 1998
Stevens & Lee
One Glenhardie Corporate Center
1275 Drummers Lane
P.O. Box 236
Wayne, PA 19087-0236

In re: Mercer Mutual Insurance
Company


Insurance Company                            =    Mercer Mutual Insurance
                                                  Company
                                                  EIN: 21-0512950

Department                                   =    Department of Insurance of the
                                                  Commonwealth of Pennsylvania

State A                                      =    Pennsylvania

State B                                      =    New Jersey

Date 1                                       =    October 16, 1997

Date 2                                       =    October 17, 1997


Dear Mr. Potts:

     This is in response to a letter dated November 7, 1997, in which rulings were requested regarding the federal income tax consequences of a proposed transaction. Additional information was received in subsequent submissions. The information submitted is summarized below.

     Insurance Company is a State A mutual property and casualty insurance company and the common parent of a consolidated group. Before Date 1, Insurance Company was a State B mutual insurance company. On Date 1, Insurance Company became a State A mutual
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insurance company by filing Articles of Domestication in compliance with the applicable provisions of State A law.

     Insurance Company, as a mutual property and casualty insurance company, has no capital stock or shareholders. Instead, the proprietary interests as they exist under State A law are vested in its members. The members of the State A mutual insurance company are its policyholders. Under State A law and the Insurance Company's by-laws, a policyholder, in his capacity as a member of the Insurance Company, has the right to vote, the right to receive dividends, if declared, and liquidation rights ("Membership Rights"). Insurance Company operates under the regulatory supervision of State A's Department.

     For what has been represented as valid business reasons, on Date 2, the board of directors of Insurance Company adopted a plan (the "Plan") to convert Insurance Company from a mutual company to a stock company (the "Converted Company") pursuant to State A law. It has been represented that pursuant to the Plan, a holding company (Holding Company) was formed at the direction of the Insurance Company by the Incorporator (who was a paralegal employed by the law firm that the Insurance Company engaged to perform legal services in connection with the conversion), for the purpose of becoming the parent holding company of the Converted Company and its subsidiaries after the conversion. Holding Company is subject to the dominion, will and control of the Insurance Company, inasmuch as the Incorporator, pursuant to the direction of the Insurance Company, as communicated to the Incorporator by the law firm, has elected as the directors of the Holding Company each person who is presently serving as director on the Board of Directors of the Insurance Company. The directors of the Holding Company have a fiduciary duty to the Insurance Company to manage the Holding Company for the benefit of the Insurance Company in accordance with the Plan. No shares of common stock of the Holding Company will be issued prior to the Conversion. The Insurance Company has paid all costs incurred to date in the organization of the Holding Company.

     Holding Company will issue, without charge, nontransferable subscription rights ("Subscription Rights") to purchase shares of its authorized but unissued no par value common stock ("Conversion Stock") in a subscription offering (the "Offering") to the following persons (collectively, the "Participants") and in the following priority:

     1.   Eligible policyholders, defined by the Plan as persons who are named insured under a policy issued by the Insurance Company as of Date 2;
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     2.   The "Tax-Qualified Employee Stock Benefit Plan," defined in the Plan as the employee stock ownership plan established by the Holding
          Company;

     3.   Directors, officers and employees of the Insurance Company; and

     4. If shares of Conversion Stock remain unsold in the Offering, they will be sold in a public offering or private placement.

All shares of the Conversion Stock to be sold in the Offering will be sold at the uniform purchase price per share based upon the estimated consolidated pro-forma market value of the Converted Company as a subsidiary of the Holding Company, as determined by the Independent Appraiser as of the Effective Date (the date Articles of Conversion for Insurance Company are filed with the Department of State of State A or such later date as may be specified in such Articles).

     Upon completion of the Offering, the Insurance Company will convert from mutual to stock form under State A law. All or a portion of the net proceeds of the Offering received by the Holding Company will be paid to the Converted Company, as authorized or required by State A's Department, in exchange for the issuance to the Holding Company of all of the authorized stock of the Converted Company.

     As a result of the above transactions, the Converted Company will be a wholly-owned subsidiary of the Holding Company. Each insurance policy issued by Insurance Company will remain in force as a policy issued by the Converted Company except that (I) all policyholder voting rights, if any, will be extinguished, (ii) all policyholder rights to share in the surplus of the Converted Company (if any) shall be extinguished, and (iii) in the case of participating policies (i.e., a policy which entitled the policyholder in the capacity of a policyholder to receive dividends if, as and when declared by a mutual insurance company), the Converted Company shall have the right on the renewal date of such policy to issue a nonparticipating policy in substitution for the participating policy.

     The following representations have been made in connection with the proposed transaction:

     a. None of the Conversion Stock will be issued for services rendered to or for the benefit of the Holding Company or to or for the benefit of the Insurance Company or Converted Company.

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     b.   None of the Conversion Stock will be issued for indebtedness of the
          Holding Company.

     c. There is no indebtedness between the Holding Company and the Participants and there will be no indebtedness created in favor of any of the Participants as a result of the Conversion and the related transactions.

     d. Eligible Policyholders who transfer, or who are deemed for federal income tax purposes to have transferred, their voting rights in the Insurance Company and their rights to share in liquidation surplus of the Insurance Company to the Holding Company in exchange for Subscription Rights will not retain any rights in such transferred Membership Rights, and will not receive any cash or property in the exchange other than the Subscription Rights.

     e. The Subscription Rights issued to Eligible Policyholders and other Participants in the Subscription Offering are non-transferable, non-negotiable, personal rights to purchase Conversion Stock in the Subscription Offering at the uniform purchase price per share payable by all Subscribers (Participants who purchase Conversion Stock in the Offering), based upon the estimated consolidated pro-forma market value of the Converted Company as a subsidiary of the Holding Company, as determined by the Independent Appraiser as of the Effective Date.

     f. In the event a subscriber is also an Eligible Policyholder, (a) each such Subscriber will be afforded the same consideration as a similarly situated Eligible Policyholder who is not a Subscriber, (b) such consideration will be limited to the receipt of Subscription Rights under the Plan, and (c) each such Subscriber will pay the same Purchase Price for Conversion Stock as is paid by all other Subscribers in the Offering.

     g. Each Subscriber will receive Conversion Stock having a fair market value that is approximately equal to the amount of cash paid to the Holding Company therefor.

     h. The Conversion and all related transactions and exchanges will occur under a plan, adopted and approved before the Effective Date by the Holding Company, the Insurance Company, the Eligible Policyholders and the Department, in which the rights of all parties will be defined.
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     i.   The Conversion and all related transactions and exchanges will occur on, or as of, approximately the same date.

     j. The Holding Company will remain in existence on and after the Effective Date, and will retain the cash and other property transferred to it in exchange for Conversion Stock, (a) except for contributions by the Holding Company to the Converted Company, in exchange for Converted Company Capital Stock, of (I) Membership Rights that are transferred, or deemed to be transferred, to the Holding Company by Eligible Policyholders and (ii) net proceeds from the sale of Conversion Stock in the Offering, as authorized or required by the Department, and (b) except for transactions in the normal course of business operations.

     k. Each of the parties to the transaction will pay his, her or its own expenses, if any, incurred in connection with the proposed transactions. The Insurance Company (or the Converted Company) and the Holding Company will pay their expenses out of the net proceeds from the sale of the Conversion Stock in the Offering.

     l. No liabilities of the Participants or the Subscribers will be assumed by the Holding Company in the Conversion or the related transactions and exchanges.

     m. There is no plan or intention on the part of the Holding Company to redeem or otherwise reacquire any of the Conversion Stock to be issued in the Offering.

     n. The Converted Company will issue only voting common stock in connection with its Conversion and all such stock will be issued to the Holding Company.

     o. The Holding Company will contribute to the Converted Company, in exchange for all of its Converted Company Capital Stock, (a) Membership Rights in the Insurance Company that are transferred, or deemed to be transferred, to the Holding Company by Eligible Policyholders and (b) net proceeds from the sale of Conversion Stock in the Offering, as authorized or required by the Department.

     p. Following its conversion, the Converted Company will be treated under State A law as the same corporation that existed as a mutual insurance company prior to the Conversion. There will be no transfers of assets



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     actual or constructive, by or from the Insurance Company to the Converted
     Company.

q. Following its Conversion, the Converted Company will continue to conduct the insurance business it conducted prior to the Conversion.

r. The Conversion of the Insurance Company to a Converted Company is not part of a plan to increase periodically the proportionate interest of any Eligible Policyholder of the Insurance Company, or any stockholder of the Converted Company or of the Holding Company, in the assets or earnings and profits of the Insurance Company, the Converted Company or the Holding Company.

s. To the best of the knowledge of the Insurance Company, taking into account any issuance of additional shares of any Converted Company Capital Stock; any issuance of any Converted Company Capital Stock for services; the exercise of any Converted Company Capital Stock rights, warrants, or subscriptions; a public offering of any Converted Company Capital Stock; and the sale, exchange, transfer by gift, or other disposition of any Converted Company Capital Stock to be received by the Holding Company in the Conversion and related transactions, the Holding Company will be in "control" of the Converted Company within the meaning of I.R.C. section 368(c) immediately after the proposed transactions.

t. There is no plan or intention on the part of the Converted Company to redeem or otherwise reacquire any Converted Company Capital Stock to be issued in the Conversion and the related transactions that would cause the Holding Company not to be in "control" of the Converted Company within the meaning of I.R.C. section 368(c) immediately after the proposed transactions.

u. The Converted Company will not be classified as an investment company within the meaning of section 351(e)(1) and Treas. Reg. section 1.351-1(c)(1)(ii).

v. The Insurance Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of I.R.C. section 368(a)(3)(A).

w. Each policy of insurance issued by the Insurance Company and in force on the Effective Date will remain in force as a policy issued by the Converted Company in accordance with the terms of such policy, except that, as of the Effective Date: (I) all voting rights (if

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          any) of the holder of such  policy will be extinguished, (ii) all rights of the holders of such policy to share in the surplus of the Converted Company (if any) shall be extinguished, and (iii) in the case of a participating policy, the Converted Company shall have the right on the renewal date of such policy to issue a nonparticipating policy in substitution for the participating policy.

     x. The Holding Company will not make any election under I.R.C. Section 338 in connection with its acquisition of the stock of the Converted Company.

     Based solely on the information submitted and the representations set forth above, we conclude as follows:

     (1) The conversion of Insurance Company into Converted Company upon Holding Company's exchange of Membership Rights for stock of the Converted Company will be a reorganization within the meaning of I.R.C. Section 368(a)(1)(E). The Converted Company will constitute one and the same taxable entity as the Insurance Company for Federal income tax purposes. Rev. Rul. 54-482, 1954-2 C.B. 148. Neither the Insurance Company nor the Converted Company will recognize gain or loss as a result of the reorganization.

     (2) No gain or loss will be recognized by Holding Company in the exchange of Membership Rights in the Insurance Company for stock in the Converted Company. I.R.C. Section 354(a).

     (3) The tax attributes of the Insurance Company will remain unchanged as tax attributes of the Converted Company upon Conversion to a stock insurance company. Thus, attributes such as asset basis, holding periods, net operating loss carry over, capital loss carry over, earnings and profits, and accounting methods will not be changed by reason of the conversion of the mutual insurance company into a stock insurance company in the recapitalization.

     (4) No gain or loss will be recognized by the Insurance Company or Converted Company on the receipt of cash proceeds and Membership Rights in exchange for Converted Company stock. I.R.C. Section 1032(a).

     (5) For Federal income tax purposes, the policyholders of Insurance Company will be treated as transferring their Membership Rights to the Holding Company in exchange




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          for the Subscription Rights to buy Holding Company stock. A policyholder will recognize gain or loss to the extent that the fair market value of the Subscription Rights received, if any, differs from the basis of such policyholder in the rights surrendered therefor. I.R.C. Section 1001(a). Generally, the basis in such rights is zero. Rev. Rul. 71-233, 1971-1 C.B. 113; see Rev. Rul. 74-277, 1974-1 C.B.
          88.

     (6) There is no Federal tax incidence to Holding Company on its granting of Subscription Rights to policyholders in exchange for their Membership Rights in the Insurance Company. Rev. Rul. 58-234, 1958-1 C.B. 279. Moreover, Holding Company will recognize no gain or loss on the lapse of a Subscription Right. I.R.C. Section 1032(a).

     (7) A person acquiring a share of Holding Company common stock in the initial public offering because of the exercise of a Subscription Right will have a basis in such share equal to the amount of cash paid therefor plus the basis of such right, if any (taking into account the tax consequences on receipt of such right (see ruling 5). See Rev. Rul. 58-234, 1958 I.R. 279. Such person's holding period in such share will commence on the day the Subscription Right is exercised. I.R.C.
          Section 1223(6).

     (8) A person acquiring a share of Holding Company common stock other than through the exercise of a Subscription Right will have a basis in such share equal to the cash paid therefor. Such person's holding period in such share will commence on the day after the acquisition. Rev. Rul. 70-598, 1970-2 C.B. 168.

     (9) No gain or loss will be recognized by Holding Company on the receipt of cash or property in the offering in exchange for Holding Company stock. I.R.C. Section 1032(a).

     (10) Holding Company will have a basis in all of the stock of Converted Company equal to the cash paid therefor and Holding Company's basis in the Membership Rights. I.R.C. Sections 1012 and 358(a)(1).

     (11) The consolidated group of which Insurance Company was the common parent prior to the proposed transaction will remain in existence after the proposed transaction, and Holding Company will become the common parent of such affiliated group. Rev. Rul. 82-152, 1982-2 C.B. 205.

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     The rulings contained in this letter are based upon information and representations submitted by the taxpayer and accompanied by a penalty of perjury statement executed by an appropriate party. While this office has not verified any of the material submitted in support of the request for rulings, it is subject to verification on examination.

     A copy of this letter must be attached to any income tax return to which it is relevant.

     This ruling is directed only to the taxpayer(s) requesting it. Section 6110(j)(3) of the Code provides that it may not be used or cited as precedent.



                                   Sincerely yours,

                                   Assistant Chief Counsel (Corporate)


                                   By  /s/  Richard L. Osborne
                                      -----------------------------------
                                   Richard L. Osborne
                                   Senior Technician Reviewer, CC:DOM:CORP:2